                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                            PATHMARK STORES, INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                             PATHMARK STORES, INC.
                          200 MILIK STREET, CARTERET,
                                    NJ 07008

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 14, 2001

                             ---------------------

To the Stockholders of the Company:

    The Annual Meeting of Stockholders of PATHMARK STORES, INC. will be held at the corporate headquarters, 200 Milik Street, Carteret, New Jersey 07008, on Thursday, June 14, 2001, at 3:00 p.m., local Eastern Time, for the following purposes:

    1.  To elect seven directors; and

    2. To consider and vote upon the 2001 Executive Incentive Plan for Executive Officers of Pathmark Stores, Inc.; and

    3. To transact such other business as properly may be brought before the meeting or any adjournment thereof.

    Only stockholders of record at the close of business on April 18, 2001 are entitled to notice of and to vote at the annual meeting or any adjournments thereof.

    Your attention is called to the Proxy Statement on the following pages. We hope that you will attend the meeting. If you do not plan to attend, please fill in, sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States.

                                          By Order of the Board of Directors,

                                          Marc A. Strassler
                                          SENIOR VICE PRESIDENT,
                                          SECRETARY AND GENERAL COUNSEL

May 4, 2001

                             PATHMARK STORES, INC.

                                200 MILIK STREET
                           CARTERET, NEW JERSEY 07008

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                                  INTRODUCTION

    This Proxy Statement is sent to you in connection with the solicitation of proxies by the Board of Directors of Pathmark Stores, Inc., a Delaware corporation, for use at the 2001 Annual Meeting of Stockholders. The meeting will be held at the Company's headquarters, 200 Milik Street, Carteret, New Jersey 07008, at 3:00 p.m. (local Eastern Time), on Thursday, June 14, 2001, and any adjournment or postponement thereof. Copies of this Proxy Statement and the accompanying proxy are being mailed to stockholders on or about May 11, 2001.

    As used in this Proxy Statement, "Annual Meeting" refers to the meeting described above. "Company" or "Pathmark" refers to Pathmark Stores, Inc., "Common Stock" refers to the Company's common stock, par value $0.01, and "Record Date" for the Annual Meeting refers to April 18, 2001.

    On July 12, 2000 (the "Petition Date"), Pathmark and its then three parent entities, PTK Holdings, Inc. ("PTK"), Supermarkets General Holdings Corporation ("Holdings") and SMG-II Holdings Corporation ("SMG-II"), filed a prepackaged plan of reorganization (the "Plan of Reorganization") in the U.S. Bankruptcy Court in Delaware (the "Court") pursuant to Chapter 11 of the United States Bankruptcy Code ("Chapter 11"). On September 7, 2000, the Court entered an order confirming the Plan of Reorganization, which became effective on September 19, 2000 (the "Plan Effective Date"), at which time the Company formally exited Chapter 11. As part of the Plan of Reorganization, all subordinated debt in the amount of approximately $1 billion was canceled and the holders of such subordinated debt received 100% of the Common Stock and warrants to purchase an additional 15% of the Common Stock (the "Warrants"). Additionally, as part of the Plan of Reorganization, (a) PTK merged with Pathmark, with Pathmark being the surviving entity; (b) immediately thereafter Holdings merged with Pathmark, with Pathmark being the surviving entity; and (c) immediately thereafter, SMG-II merged with Pathmark, with Pathmark being the surviving entity, on the Plan Effective Date.

                               VOTING INFORMATION

STOCKHOLDERS WHO MAY VOTE

    Only holders of record of the Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. On the Record Date, there were outstanding for voting purposes 30,098,510 shares of Common Stock. Each stockholder shall have one vote per share on all business of the Annual Meeting.

QUORUM; EFFECT OF VOTES

    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock will constitute a quorum at the Annual Meeting. Outstanding shares of Common Stock represented by stockholders who duly execute and return proxies on the accompanying proxy card will be treated as being present at the Annual Meeting for purposes of determining a quorum.

    Directors are to be elected by a plurality of the votes cast at the meeting in person or by proxy by the holders of shares entitled to vote in the election. With respect to the proposal to approve the 2001 Executive Incentive Plan for Executive Officers of the Company (the "EIP"), the affirmative vote of a majority of the shares present, or represented, and entitled to vote at the Annual Meeting is required to approve the EIP. Stockholders may vote for or withhold voting for any or all nominees for the Board of Directors and may vote for or against, or abstain from voting on the EIP proposal by so indicating on the accompanying proxy card. If a proxy instruction indicates an abstention under the EIP proposal or that a vote is being withheld in connection with the election of one or more nominees for director, the shares represented by that proxy will not be counted as casting votes with respect to the EIP proposal or for such director nominees, although they will be included in determining the number of shares present at the meeting and entitled to vote on the subject matter.

    Brokers who hold shares in street name for customers who have not instructed the broker as to the voting of their shares have the authority to vote on the election of directors and certain other matters, but lack such authority on other matters, including the approval of the EIP. The shares subject to such "broker non-votes" would not be counted as votes for or against the EIP and would not be included in determining the number of shares entitled to vote on that proposal. They would, however, count for the purposes of the election of directors.

    The Company does not presently know of any other business that may properly come before the stockholders for a vote at the Annual Meeting. As to any such other matters, unless a greater or different vote were required by applicable law, the certificate of incorporation or the by-laws, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter would be required to approve such matter, and abstentions and broker non-votes would be treated as described above.

PROXY SOLICITATION

    Proxies are being solicited by and on behalf of the Board of Directors. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed by out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

PROXY VOTING AND REVOCATION OF PROXY

    The proxy solicited by this Proxy Statement, if properly signed and received by the Company in time for the Annual Meeting, will be voted in accordance with the instructions it contains. A stockholder may revoke the proxy at any time prior to its use at the Annual Meeting by filing written notice of such revocation with the Secretary of the Company at 200 Milik Street, Carteret, New Jersey 07008, by submitting a later dated and properly executed proxy, or by appearing at the Annual Meeting and giving the Secretary notice of your intention to vote in person. Representatives of Mellon Investor Services will tabulate the votes and act as inspectors of election.

    YOU ARE REQUESTED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. Unless you indicate otherwise in your proxy, the persons named as your proxies will vote FOR all of the nominees for director and for approval of the EIP. Although the Company does not presently know of any other business to be presented at the meeting, should any other business properly come before the meeting, the persons named as your proxies, to the extent permitted by law, will have discretion to vote and will vote in accordance with their best judgment.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company's Board of Directors currently consists of seven members. At this Annual Meeting, seven directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified. All director nominees are currently directors of the Company and each has consented to serve as director until the expiration of his term. If any of them should decline or be unable to act as a director, the persons named in the proxy will vote for such substitute nominee or nominees, as may be designated by the Board, unless the Board reduces the number of directors accordingly.

NOMINEES

                                                                                        DIRECTOR OF THE
NAME                       AGE      POSITIONS AND OFFICE                                 COMPANY SINCE
----                       ---      --------------------                                ---------------
William J. Begley......     58      Currently retired. Former Deputy Chairman at             2000
                                    Wasserstein Perella Co., Inc., an investment bank,
                                    and President of the firm's trading division. He
                                    is currently Chairman Emeritus of Wasserstein
                                    Perella Securities, Inc. Mr. Begley is also a
                                    Director of the Bank of Somerset Hills.

James L. Donald(1).....     47      Chairman of the Board, President and Chief               1996
                                    Executive Officer ("CEO") of the Company since
                                    October 1996. President of the Eastern Division of
                                    Safeway, Inc., a supermarket chain, prior thereto.
                                    Mr. Donald is a member of the Board of Directors
                                    of Modell's Sporting Goods and Nash Finch Company.

Daniel H. Fitzgerald...     48      Principal of Turnberry Capital, a private equity         2000
                                    firm. Managing Director at Gleacher Natwest, an
                                    investment bank, from 1996 to 2000. Prior thereto,
                                    Mr. Fitzgerald spent 14 years at Donaldson Lufkin
                                    Jenrette, an investment bank, as Managing
                                    Director--High Yield Sales.

                                                                                        DIRECTOR OF THE
NAME                       AGE      POSITIONS AND OFFICE                                 COMPANY SINCE
----                       ---      --------------------                                ---------------
Eugene M. Freedman.....     69      Senior Advisor and Director of Monitor Clipper           2000
                                    Partners, Inc., a private equity firm, since
                                    January 2000. Since 2001, he has been Senior
                                    Advisor of Monitor Company Group Limited
                                    Partnership, an international business strategy
                                    and consulting firm. He was Managing Director and
                                    President of Monitor Clipper from 1997 to 1999 and
                                    Senior Advisor and Director of Monitor Comany,
                                    Inc. from 1995 to 2000. Until October 1994, and
                                    for more than five years prior thereto, Mr.
                                    Freedman was a partner of Coopers & Lybrand, where
                                    he served as Chairman and Chief Executive Officer
                                    of Coopers & Lybrand LLP, U.S. since October 1991,
                                    and as Chairman of Coopers & Lybrand,
                                    International since 1992. Mr. Freedman is
                                    currently a director of The Limited, Inc., a NYSE
                                    listed company, Bernard Technologies, Inc.,
                                    e-Studio Live, Anserity, Inc., Outcome Sciences,
                                    Inc., and Wheelhouse Corporation, Inc.

Robert G. Miller(1)....     57      Chairman of the Board and Chief Executive Officer        2000
                                    of Rite Aid Corporation, a drugstore chain, since
                                    January 2000; Vice Chairman of Kroger Corporation,
                                    a supermarket chain, from May 1999 to December
                                    1999; Chairman and Chief Executive Officer of Fred
                                    Meyer, Inc., a diversified retailer, prior
                                    thereto. Mr. Miller is a member of the Board of
                                    Directors of Scottish Power, Harrah's
                                    Entertainment Advance P.C.S., and the Jim Pattison
                                    Group. Mr. Miller previously served on the Board
                                    of Directors of the Company from January 10, 1997
                                    through March 6, 2000.

Frank Vitrano(1).......     45      Executive Vice President, Chief Financial Officer        2000
                                    and Treasurer of the Company since January 2000;
                                    Senior Vice President, Chief Financial Officer and
                                    Treasurer from September 1998 to January 2000;
                                    Vice President and Treasurer from December 1996 to
                                    September 1998; Treasurer prior thereto.

Steven L. Volla(1).....     53      Chairman of Primary Health Systems, Inc., a              2000
                                    hospital management company from June 1994 until
                                    February 2001. From 1995 through the Plan
                                    Effective Date, Mr. Volla was a Director of
                                    Holdings.

--------------------------

(1) Mr. Donald was Chairman of the Board of Directors and CEO of the Company and Holdings, and Mr. Volla was a member of the Board of Directors of Holdings, on the Petition Date. Mr. Miller resigned from the Board of Directors of the Company and Holdings on March 6, 2000. Mr. Vitrano served as the Company's Executive Vice President and Chief Financial Officer on the Petition Date. The Plan of Reorganization was confirmed by the Court on September 7, 2000 and the Company emerged from Chapter 11 on the Plan Effective Date.

BOARD RECOMMENDATION

    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

    The Company's Board of Directors met six times during the fiscal year ended February 3, 2001 ("Fiscal 2000"). No incumbent director attended fewer than 75% of the total number of meetings held by the Board and committees of the Board on which he served.

    The Company's Board of Directors has an Audit Committee and a Compensation Committee. There is no nominating committee. Between the Plan Effective Date and the end of Fiscal 2000, the Audit Committee held two meetings and the Compensation Committee met once. Messrs. Fitzgerald, Freedman (Chair) and Volla serve on the Audit Committee, and Messrs. Begley, Miller and Volla (Chair) serve on the Compensation Committee. Prior to the Plan Effective Date, the audit committee and compensation committee of SMG-II met four times and three times, respectively, during Fiscal 2000.

ROLE OF THE AUDIT COMMITTEE

    The Audit Committee: (1) oversees financial and operational matters involving accounting, internal and independent auditing, internal controls, financial reporting, compliance and business ethics; (2) reviews areas of potential significant financial risk to the Company; (3) recommends to the Board each year an accounting firm to audit the consolidated financial statements of the Company, and monitors the independence and performance of the independent accounting firm; and (4) provides an avenue of communication among the independent auditors, management, the internal auditing functions and the Board of Directors.

AUDIT COMMITTEE REPORT(1)

    The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's financial and operational matters involving accounting, internal and independent auditing, internal controls, financial reporting, compliance and business ethics. The Audit Committee is composed of three directors, each of whom is independent as defined by the NASD listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix A.

    Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. It is understood that the independent accountants are accountable to the Audit Committee and the Board of Directors.

    In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the audited consolidated financial statements for the year ended February 3, 2001. Prior to the filing of each requisite quarterly report with the Securities and Exchange Commission ("SEC"), the Audit Committee reviewed any significant issues arising out of the independent accountants quarterly review. The Audit Committee also discussed and reviewed with the independent accountants all communications required by generally accepted auditing standards, including the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the independent accountants' independence. The Audit Committee also discussed with management as well as the independent accountants and internal auditors the quality and adequacy of the Company's internal controls and elicited recommendations for increases in controls.

------------------------

(1) This Report is not deemed filed with the SEC and shall not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, by any general incorporation language in any such filing, except to the extent that the Company specifically incorporates the Report by reference in any such filing.

    Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended February 3, 2001, filed with the SEC.

                              THE AUDIT COMMITTEE
                            Eugene Freedman (Chair)
                               Daniel Fitzgerald
                                  Steven Volla

ROLE OF THE COMPENSATION COMMITTEE

    The Compensation Committee reviews and approves compensation elements such as base salary, bonus awards, employment agreements and supplemental retirement agreements for Company officers (no member of the Committee may be a member of management or eligible for compensation other than as a director or consultant) and grants stock options to officers and employees of the Company under the Pathmark Stores, Inc. 2000 Equity Incentive Plan (the "Equity Plan").

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Company's Compensation Committee is a current or former officer or employee of the Company. In addition, there are no compensation committee interlocks between Pathmark and other entities involving Pathmark executive officers and Pathmark Board members who serve as executive officers of such other entities.

BOARD COMPENSATION AND BENEFITS

    RETAINER AND FEES. Non-employee directors receive retainers in quarterly increments based on an annualized rate of $22,000 a year. Directors also receive $1,500 for each Board and $750 for each committee meeting attended. In addition, non-employee directors also receive a retainer of $750 per year for serving as a member of a committee ($1,500 for the Committee Chair). Directors who are also employees of the Company, such as Messrs. Donald and Vitrano, receive no additional compensation for service on the Board.

    OPTIONS. Each member of the Board who has not been an employee of the Company or any of its subsidiaries for at least one year prior to the date of grant automatically receives a NON-QUALIFIED option to purchase 3,000 shares of the Common Stock on the date of the first regularly scheduled meeting of the Board held in the Company's third fiscal quarter, pursuant to the Company's 2000 Non-Employee Directors Equity Incentive Plan (the "Directors Plan"). The option price for each option granted is the fair market value of the Common Stock on the date of grant. Options are generally exercisable twelve months from the date of grant (subject to vesting and the individual serving as director for the duration of that period), vest in three equal annual installments beginning on the first anniversary of the grant date, and expire five years after the date of grant (subject to earlier termination if the director ceases to serve as a director).

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BY DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the amount of shares of Common Stock beneficially owned (as of March 31, 2001, unless otherwise indicated) by current directors of the Company and the named executive officers reported in the "Executive Compensation--Summary Compensation Table" below, and all directors and executive officers as a group. Percentage of ownership is calculated using the number of outstanding shares as of the Record Date, plus the number of shares the individual or group had the right to acquire within 60 days, as indicated in the notes following the table.

                                                                    SHARES OF
                                                                  COMMON STOCK         PERCENTAGE
BENEFICIAL OWNER                                              BENEFICIALLY OWNED(1)   OF OWNERSHIP
----------------                                              ---------------------   ------------
DIRECTORS:
  James Donald..............................................          98,510(2)          *
  Frank Vitrano.............................................           6,020(3)          *

OTHER NAMED EXECUTIVE OFFICERS:
  Robert Joyce..............................................             600             *
  Eileen Scott..............................................           1,500             *
  Harvey Gutman.............................................             500             *
All Directors and Officers as group (13 persons)............         107,920(3)          *

------------------------

*   Less than 1% of outstanding shares.

(1) There are no shares pursuant to outstanding options under either the Equity Plan or Directors Plan which are exercisable or which will become exercisable within sixty days. Except for Messrs. Donald and Vitrano, no director reports shares of Common Stock currently owned.

(2) Represents restricted stock which will fully vest on September 19, 2001 if Mr. Donald is employed by the Company on that date.

(3) Includes 202 shares of Common Stock which Mr. Vitrano has a right to acquire upon exercise of 202 Warrants to purchase Common Stock expiring
    September 19, 2010. The exercise price of the Warrants is $22.31 per share.

BY OTHERS

    Management of the Company knows of no person, except as set forth below, who is the beneficial owner of more than 5% of the Company's issued and outstanding Common Stock. The table shows information reported to the Company as of February 14, 2001:

                                                                  SHARES OF
                                                                 COMMON STOCK      PERCENTAGE OF
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED   OWNERSHIP(1)
------------------------                                      ------------------   -------------
FMR Corp....................................................      13,551,652(2)        42.1
82 Devonshire Street
  Boston, MA 02109

------------------------

(1) Percentage of ownership is calculated using the number of outstanding shares as of the Record Date, plus the number of shares the individual or group had the right to acquire within 60 days as indicated in Note 2 below.

(2) Based on the Schedule 13G/A filed with the SEC on February 14, 2001 for the calendar year ended December 31, 2000 by FMR Corp. reporting sole dispositive power as to all shares shown and sole voting power as to 685,263 of such shares. Shares of Common Stock Beneficially Owned include 2,060,142 shares of Common Stock which the beneficial owner has a right to acquire upon exercise of 2,060,142 Warrants to purchase Common Stock expiring September 19, 2010. The exercise price of the Warrants is $22.31 per share.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of the Company and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any failure to file by these dates during Fiscal 2000. Based solely on a review of the copies of such reports furnished to the Company, or written representations from our Reporting Persons, the Company believes all of these requirements were satisfied during Fiscal 2000.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company during the last three fiscal years to the Chief Executive Officer and the four highest paid executive officers of the Company in Fiscal 2000:

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                     ANNUAL COMPENSATION              COMPENSATION AWARDS
                                             -----------------------------------   -------------------------
                                                                                   RESTRICTED    SECURITIES
                                                                    OTHER ANNUAL     STOCK       UNDERLYING     ALL OTHER
                                              SALARY      BONUS     COMPENSATION     AWARDS     OPTIONS/SARS   COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR       ($)       ($)(1)        ($)(2)        ($)(3)        (#)(4)         ($)(5)
---------------------------       --------   --------   ---------   ------------   ----------   ------------   ------------
James Donald....................    2000     611,539    2,152,885      843,750     1,193,941      490,000          8,722
Chairman, President                 1999     600,000      750,000    1,125,000            --           --          8,422
and Chief Executive Officer         1998     600,000      750,000    1,125,000            --           --          8,480
Robert Joyce....................    2000     242,234      240,000        2,328            --      225,000         21,950
Executive Vice President--          1999     231,749      173,811        2,195            --           --          5,600
Administration                      1998     231,749      127,461        2,195            --           --          5,600
Eileen Scott....................    2000     264,641      280,000           --            --      250,000          5,950
Executive Vice President--          1999     231,075      173,306           --            --           --          5,600
Merchandising & Distribution        1998     220,000      182,600           --            --           --          5,600
Frank Vitrano...................    2000     275,537      280,000           --            --      250,000          5,950
Executive Vice President and        1999     209,272      174,825           --            --           --          5,600
Chief Financial Officer             1998     161,284      110,000           --            --           --          5,600
Harvey Gutman...................    2000     222,750      165,226        4,077            --       56,000         33,950
Senior Vice President--             1999     213,665      117,516        3,841            --           --          5,600
Retail Development                  1998     210,641      115,853        3,841            --           --          5,600

--------------------------

(1) The amounts with respect to Fiscal 2000 in this column represent payments made pursuant to individual Retention Agreements described below plus, with respect to Mr. Donald, a minimum guaranteed payment of $152,885 payable pursuant to the Donald Agreement (as defined below). Amounts in 1999 and 1998 were paid pursuant to the Company's Executive Incentive Plan.

(2) Represents (i) with respect to Mr. Donald, forgiveness of loan payments due to the Company of $1,125,000 in 1998 and 1999 and $843,750 in 2000; and
    (ii) with respect to Messrs. Joyce and Gutman, payments as reimbursement for interest paid to the Company for a loan, in each case of under $60,000 and includes an amount sufficient to pay any income taxes resulting therefrom after taking into account the value of any deductions available as a result of the payment of such interest and taxes.

(3) On October 3, 2000, as part of his Retention Agreement, Mr. Donald was granted an award of 98,510 restricted shares of Common Stock (the "Award"). The Award will vest on September 19, 2001, the first anniversary of the Plan Effective Date, if Mr. Donald is employed by the Company on that date. The value of the Award at the end of Fiscal 2000 was $1,637,729. Mr. Donald is eligible to receive dividends on the Award if any were to be declared; however, the Company does not expect to pay dividends on its Common Stock during the current fiscal year.

(4) No Stock Appreciation Rights (SARs) have been granted and none are outstanding. These are options for shares of Common Stock issued pursuant to the Equity Plan.

(5) Represents in Fiscal 2000 (i) with respect to Mr. Donald, payments of $3,622 for a term life insurance premium on Mr. Donald's life and $5,100 representing the Company's matching contribution to the Company's 401(k) Plan (the "Savings Plan"); (ii) with respect to Ms. Scott and Mr. Vitrano, the Company's matching contribution under the Savings Plan; and (iii) with respect to Messrs. Joyce and Gutman, income on account of forgiveness of the aforementioned loans of $16,000 and $28,000, respectively, plus $5,950 and $5,950, respectively, representing the Company's matching contribution under the Savings Plan.

FISCAL YEAR OPTION GRANTS

    The following table sets forth the number of options granted and the estimated grant date present value for the named executive officers during the fiscal year ended February 3, 2001:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                NUMBER OF      PERCENT OF TOTAL
                                SECURITIES       OPTIONS/SARS
                                UNDERLYING        GRANTED TO      EXERCISE OR                 GRANT DATE
                               OPTIONS/SARS      EMPLOYEES IN     BASE PRICE    EXPIRATION   PRESENT VALUE
NAME                          GRANTED (#)(1)     FISCAL YEAR        ($/SH)         DATE        ($)(2)(3)
----                          --------------   ----------------   -----------   ----------   -------------
J. Donald...................      490,000            23.6%           13.94       10/25/10      2,234,400
R. Joyce....................      225,000            10.8%           13.94       10/25/10      1,026,000
E. Scott....................      250,000            12.0%           13.94       10/25/10      1,140,000
F. Vitrano..................      250,000            12.0%           13.94       10/25/10      1,140,000
H. Gutman...................       56,000             2.7%           13.94       10/25/10        255,360

------------------------

(1) No Stock Appreciation Rights (SARs) were granted in Fiscal 2000. Non-qualified stock options and Incentive Stock Options were granted in Fiscal 2000 pursuant to the Equity Plan at an option price equal to the fair market value of the stock at the date of grant. The option price may be paid by delivery of cash or already owned shares, subject to certain conditions. The number of options exercisable increases in 25% increments after each successive anniversary of the date of grant. Options may become exercisable sooner in the event of death, involuntary termination, disability, or retirement or in the event of a change in control. The options have a term of ten years, subject to earlier expiration in the event of termination of employment.

(2) Grant date present value estimates were made using a variation of the Black-Scholes pricing model. The following factors and assumptions were used:

Option and market price (fair market value on grant date)...   $13.94
Expected Life of option.....................................  4 years
Risk free rate of return....................................      5.7%
Dividend yield..............................................        0%
Volatility..................................................       30%

(3) Although the Black-Scholes pricing model is widely used, the value of stock options cannot be guaranteed because of the wide range of assumptions and variations which may occur from time to time. No assumptions made in connection with this table are intended to represent a forecast of possible future appreciation of the Common Stock, stockholder return, or performance of the Company.

OPTION EXERCISES AND YEAR-END OPTION VALUES

    The table below shows the number of exercisable and unexercisable in-the-money options and their values at fiscal year end. No Stock Appreciation Rights (SARs) have been granted. An option is in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                    OPTIONS/SARS                  OPTIONS/SARS
                                      SHARES       VALUE            AT FY-END(#)                 AT FY-END($)(2)
                                    ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
NAME                                EXERCISE(#)    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                -----------   --------   -----------   -------------   -----------   -------------
J. Donald.........................          --         --            --       490,000             --       1,315,650
R. Joyce..........................          --         --            --       225,000             --         604,125
E. Scott..........................          --         --            --       250,000             --         671,250
F. Vitrano........................          --         --            --       250,000             --         671,250
H. Gutman.........................          --         --            --        56,000             --         150,360

------------------------

(1) Represents the difference between the exercise price and the fair market value determined on the date of exercise; no options were exercised in Fiscal 2000.

(2) Values were calculated by subtracting the exercise price of the option from the closing market price of the Common Stock at February 3, 2001 ($16.625), and multiplying the result by the respective number of shares relating to in-the-money options.

PENSION PLANS

    Pension benefits are provided to all nonunion employees (including executive officers) of the Company under the Pension Plan, a qualified defined benefit pension plan, and the Excess Benefit Plan (collectively, the "Pension Plans"). The Excess Benefit Plan provides benefits to certain employees, including those named in the Summary Compensation Table, that cannot be paid under the qualified Pension Plan due to Internal Revenue Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid. The table below illustrates the aggregate annual pension benefits payable under the Pension Plans.

                               PENSION PLAN TABLE
                                YEARS OF SERVICE

                                                                                              30 OR
FINAL AVERAGE PAY                                   10         15         20         25        MORE
-----------------                                --------   --------   --------   --------   --------
 300,000.......................................   40,000     60,000     80,000    100,000    120,000
 350,000.......................................   46,667      70000     93,333    116,667    140,000
 400,000.......................................   53,333     80,000    106,667    133,333    160,000
 450,000.......................................   60,000     90,000    120,000    150,000    180,000
 500,000.......................................   66,667    100,000    133,333    166,667    200,000
 550,000.......................................   73,333    110,000    146,667    183,333    220,000
 600,000.......................................   80,000    120,000    160,000    200,000    240,000
 650,000.......................................   86,667    130,000    173,333    216,667    260,000
 700,000.......................................   93,333    140,000    186,667    233,333    280,000
 750,000.......................................  100,000    150,000    200,000    250,000    300,000
 800,000.......................................  106,667    160,000    213,334    266,668    320,000
 850,000.......................................  113,333    170,000    226,666    283,333    340,000
 900,000.......................................  120,000    180,000    240,000    300,000    360,000
 950,000.......................................  126,667    190,000    253,334    316,668    380,000
1,000,000......................................  133,334    200,000    266,668    333,335    400,000
1,100,000......................................  146,666    220,000    293,332    366,665    440,000
1,200,000......................................  160,000    240,000    320,000    400,000    480,000
1,300,000......................................  173,334    260,000    346,668    433,335    520,000
1,400,000......................................  186,666    280,000    373,332    466,665    560,000
1,500,000......................................  200,000    300,000    400,000    500,000    600,000
1,600,000......................................  213,332    320,000    426,664    533,330    640,000
1,700,000......................................  226,666    340,000    453,332    566,669    680,000

    The retirement benefit for individuals with 30 years of credited service is 40% of the individual's average compensation during his or her highest five compensation years in the last ten years before retirement, less one-half of the social security benefit received. The retirement benefit is reduced by 3.33% for every year of credited service less than 30. Covered compensation under the Pension Plans includes all cash compensation subject to withholding, plus amounts deferred under the Savings Plan pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended, and as to individuals identified in the Summary Compensation Table, would be the amount set forth in that table under the headings "Salary" and "Bonus". The above table shows the estimated annual benefits an individual would be entitled to receive if normal retirement at age 65 occurred in January 2001 after the indicated number of years of covered employment and if the average of the participant's covered compensation for the five years out of the last ten years of such employment yielding the highest such average equaled the amounts indicated. The estimated annual benefits are based on the assumption that the individual will receive retirement benefits in the form of a single life annuity (married participants may elect a joint survivorship option) and are before applicable deductions for social security benefits in effect as of January 2001. As of December 31, 2000, the following individuals had the number of years of credited service indicated after their names: Mr. Donald, 4.2; Mr. Vitrano, 23.2; Mr. Joyce, 30;
Ms. Scott, 25.8, and Mr. Gutman, 24.8. As described below in "Compensation Plans and Arrangements--Supplemental Retirement Agreements", each of the named executive officers is a party to a Supplemental Retirement Agreement with Pathmark.

COMPENSATION PLANS AND ARRANGEMENTS

    SUPPLEMENTAL RETIREMENT AGREEMENTS. The Company has entered into supplemental retirement agreements with Messrs. Vitrano, Gutman, Joyce, Ms. Scott and Mr. Donald (the "SERPs"), which provide that said executive officers will be paid upon termination of employment after attainment of age 60 a supplemental pension benefit in such an amount as to assure him or her an annual amount of pension benefits payable under the SERP, the Pension Plans and certain other plans of the Company, including Savings Plan balances as of March 31, 1983, (A) with respect to Ms. Scott and Messrs. Gutman, Joyce and Vitrano, equal to (i) 30% of his or her final average "Compensation" based on ten years of service with the Company and increasing 1% per year for each year of service thereafter, to a maximum of 40%, of his or her final average Compensation (as defined in the Supplemental Retirement Agreement) based on 20 years of service, or (ii) $250,000 ($150,000 with respect to Messrs. Joyce and Gutman), whichever is less, and (B) with respect to Mr. Donald, equal to
(i) 30% of his final average Compensation based on ten years of service with the Company and increasing 2% per year for each year of service thereafter, to a maximum of 50% of his final average Compensation based on 20 years of service, or (ii) $600,000, whichever is less. "Compensation" includes base salary and bonus payments, but excludes Company matching contributions under the Savings Plan. If the executive leaves the Company prior to completing 20 years of service (other than for disability), the supplemental benefit would be reduced proportionately. Should the executive die, the surviving spouse would be entitled to a benefit equal to two-thirds of the benefit to which the executive would have been entitled, provided the executive has attained at least ten years of service with the Company. With respect to Mr. Donald's SERP, seven years have been added to his actual years of service with the Company.

EMPLOYMENT AGREEMENTS

    EMPLOYMENT AGREEMENT BETWEEN PATHMARK AND JAMES L. DONALD. On October 8, 1996 (the "Effective Date"), the Company entered into an employment agreement with Mr. Donald pursuant to which Mr. Donald was elected Chairman, President and Chief Executive Officer for a term of five years, which agreement, as amended on May 9, 1999 and July 1, 2000, was extended as of the Plan Effective Date (the "Donald Agreement") until October 8, 2005. The Donald Agreement provides
Mr. Donald with a minimum annual base salary of $600,000 and provides that he shall participate in the Pathmark Executive Incentive Plan, under which Mr. Donald may earn an annual bonus of up to

125% of his annual salary based on performance targets that are set by the Compensation Committee. Under the Donald Agreement, Mr. Donald is guaranteed an annual bonus in each year during the term of the Donald Agreement of at least 25% of his base salary. The Donald Agreement provides Mr. Donald with the right to defer up to 50% of his annual bonus and salary, which shall be held in a grantor trust established by the Company. During the term of the Donald Agreement, in addition to the base salary, bonus eligibility and other customary annual benefits and perquisites that the Company generally provides to its executive officers, the Company will provide Mr. Donald with a company car and term life insurance in the amount of $3.2 million.

    Pursuant to the Donald Agreement, the Company lent Mr. Donald $4.5 million evidenced by 16 separate promissory notes. Under the terms of each note, if Mr. Donald was in full employment of the Company on a quarterly anniversary of the Effective Date, Mr. Donald's obligation to pay such note maturing on such date was forgiven as to principal, but not any then accrued and unpaid interest. These notes bore interest at an effective rate of 6%. The last promissory note was forgiven during the third quarter of Fiscal 2000.

    In the event of Mr. Donald's Involuntary Termination, Pathmark will pay him
(w) the full amount of any accrued but unpaid base salary, plus a cash payment (calculated on the basis of the base salary then in effect) for all unused vacation time which Mr. Donald may have accrued as of the date of Involuntary Termination; (x) the amount of any earned but unpaid annual bonus for any Fiscal Year of Pathmark ended on or prior to the date of Involuntary Termination;
(y) any unpaid reimbursement for business expenses; and (z) a severance amount equal to four times Mr. Donald's annual rate of salary, based upon the annual rate then in effect immediately prior to the date of termination, payable in monthly installments over 24 months. In addition, in the event of an Involuntary Termination, Mr. Donald and his eligible dependents shall continue to be eligible to participate in the medical, dental, health and life insurance plans applicable to Mr. Donald immediately prior to the Involuntary Termination on the same terms and conditions in effect immediately prior to such Involuntary Termination until the earliest to occur of (i) the end of the 24-month period after the date of termination; (ii) the date Mr. Donald becomes eligible to be covered under the benefit plans of a subsequent employer, and (iii) the date
Mr. Donald breaches any of the protective covenants described below. During the 30-day period beginning six months after a change in control, Mr. Donald shall be eligible to resign from the Company for no stated reason and receive all the amounts listed in clauses (w), (x), (y) and (z) above. Any such resignation in such 30-day period following a change in control shall be treated as an Involuntary Termination for all purposes of the Donald Agreement.

    In the event Mr. Donald voluntarily resigns his employment at any time during the term, the Company shall pay him only the amounts described in clauses
(w), (x) and (y) above.

    Although, in the event of an Involuntary Termination, Mr. Donald has no duty to mitigate the severance amount by seeking new employment, any severance amount payable during the second year of the severance period shall be reduced by any compensation or benefits Mr. Donald earns in connection with any employment by another employer.

    The Donald Agreement includes protective covenants that prohibit Mr. Donald from engaging (i) in any activity in competition with Pathmark, or any parent or subsidiary thereof, or (ii) in soliciting employees or customers of Pathmark, or any parent or subsidiary thereof, during his term of employment and up to two years thereafter. The Donald Agreement also includes a confidentiality clause which prohibits Mr. Donald from disclosing any confidential information regarding Pathmark.

OTHER EXECUTIVE EMPLOYMENT AGREEMENTS

    As of February 1, 1999, Pathmark entered into employment agreements with each of Ms. Scott and Messrs. Vitrano, Joyce and Gutman. Each employment agreement has a two-year term which renews automatically each year for an additional one year unless proper notice is provided by either party to the other of such party's desire to terminate the agreement. Each employment agreement provides for a certain minimum level of compensation ($280,000 per annum base salary for Ms. Scott and Mr. Vitrano; $237,664 per annum base salary for Mr. Joyce; and $218,500 for Mr. Gutman), and benefits.

    Each of the employment agreements also provide that each executive shall be entitled an annual bonus opportunity of up to 75% (55% for Mr. Gutman) of his or her annual base salary and shall be provided the opportunity to participate in pension and welfare plans, programs and arrangements that are generally made available to executives of Pathmark or as may be deemed appropriate by the Compensation Committee.

    In the event of the Involuntary Termination of any of the four above named executives, that executive is entitled to receive his or her base salary and continued coverage under health and insurance plans for a period of two years from the date of such termination or resignation.

    The employment agreements contain agreements by the executives not to compete with Pathmark as long as they are receiving payments under the employment agreement.

    As used in the Donald Agreement and the other executive employment agreements, "Involuntary Termination" means termination of the executive's employment by Pathmark other than for Cause or termination by the executive for Good Reason. "Cause" is defined generally as a felony conviction, perpetration by the executive of a material dishonest act or fraud against Pathmark, material breach or willful and repeated failure to perform material duties of employment. "Good Reason" is defined generally as demotion, reduction in compensation, unapproved relocation (except for Mr. Donald), material breach of the employment agreement by Pathmark, and failure to extend the term of the employment agreement (except for Mr. Donald).

RETENTION AGREEMENTS

    The Company has entered into agreements with each of the named executive officers, providing for the payment under specified conditions of a retention bonus and a sale bonus.

    MR. DONALD'S AGREEMENT. Under Mr. Donald's Retention Agreement, Mr. Donald received a retention bonus of $2 million in August 2000 and 98,510 shares of restricted Common Stock on October 3, 2000. The restricted Common Stock will vest on the first anniversary of the Plan Effective Date if he is employed by the Company on that date. In addition to the retention bonus, under certain circumstances, Mr. Donald will become entitled to receive a sale bonus.
Mr. Donald will become entitled to receive a sale bonus in the event that an event that could result in a change in control (defined as a "Triggering Event" in Mr. Donald's Retention Agreement) occurs on or before the second anniversary of the Plan Effective Date and a change in control contemplated by such Triggering Event occurs thereafter. The amount of the sale bonus shall be equal to 0.0043 multiplied by an amount equal to the sum of the aggregate fair market value of any securities issued and any other non-cash consideration delivered, and any cash consideration paid to the stockholders of the Company in connection with a change in control, plus the amount of all indebtedness of the Company which is assumed or acquired by any purchaser in connection with a change in control or retired or defeased in connection with such change in control (which amount is defined as the "Aggregate Consideration"), offset by the value received in connection with his stock options that are redeemed for cash or exchanged for other securities in connection with such change in control.

    JOYCE, SCOTT, VITRANO AND GUTMAN RETENTION AGREEMENTS.  Mr. Joyce,
Ms. Scott, Mr. Vitrano and Mr. Gutman (the "Executives") all have essentially the same terms in their Retention Agreements. Under their Retention Agreements, each of the Executives received a retention bonus during Fiscal 2000 as follows:
Ms. Scott, $280,000; Mr. Vitrano, $280,000; Mr. Joyce, $240,000; and
Mr. Gutman, $165,226. In addition to the retention bonus, under the same circumstances which would entitle Mr. Donald to a sale bonus, the Executives will also become entitled to receive a sale bonus. The Executives will become entitled to receive a sale bonus in the event that a Triggering Event (as defined in each of their Retention Agreements) occurs on or before the second anniversary of the Plan Effective Date and a change in control contemplated by such Triggering Event occurs thereafter. The amount of the sale bonus will be equal to a specified number (.002 for Mr. Vitrano; .001 for Ms. Scott; and
 .00075 for Messrs. Joyce and Gutman, respectively), multiplied by an amount equal to the Aggregate Consideration, offset by the value received in connection with their stock options that are redeemed for cash or exchanged for other securities in connection with such change in control.

    As used in the Retention Agreements, a "Change in Control" is generally defined to include a variety of events, including significant changes in the stock ownership of Pathmark, changes in Pathmark's Board of Directors, certain mergers and consolidations of Pathmark, and the sale or disposition of all or substantially all of the consolidated assets of Pathmark.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (1)

OVERVIEW AND PHILOSOPHY

    The Compensation Committee is composed entirely of non-employee directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. The Compensation Committee, pursuant to authority delegated by the Board of Directors, determines on an annual basis the compensation to be paid to the Chief Executive Officer and all executive vice presidents and administers the Executive Incentive Plan and the Equity Plan. The Compensation Committee is comprised solely of members who are "outside directors" under Section 162(m) of the Internal Revenue Code.

    The objectives of the Company's executive compensation program are to:

    - Provide compensation that will attract and retain superior talent and reward individual performance.

    - Support the achievement of the Company's strategic business plan and short and long-term financial and operating goals which, in turn, will maximize stockholder value.

    - Align the executive officers' interest with the interests of the Company by placing a portion of pay at risk, with payout dependent upon corporate performance.

    The executive compensation program is designed to provide an overall level of compensation opportunity that is above the median level of the market contingent on achieving superior levels of performance. Base salaries are generally at or around the labor market median. Annual and long-term incentive targets are established so that compensation is greater or less than the market average depending on corporate and individual performance. The Compensation Committee will use its discretion to set executive compensation where in its judgment circumstances warrant it.

    Competitive pay levels are determined by reviewing compensation levels of food retail and supermarket industries, as well as with a broader group of retail companies of comparable size and complexity. The Company uses survey data from several compensation consulting firms to determine these pay levels.

EXECUTIVE OFFICER COMPENSATION FOR FISCAL 2000

    The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical and pension plans generally available to non-union full-time associates of the Company.

------------------------

(1) This Report is not deemed filed with the SEC and shall not be determined to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, by any general incorporation language in any such filing, except to the extent that the Company specifically incorporates the Report by reference in any such filing.

BASE SALARY

    Salary levels for executive officers are determined by:

    - evaluating each position's responsibilities and accountabilities, as compared to other positions within the Company, and

    - comparing to salaries at companies in the food retail and supermarket industries and at other comparable retail companies as previously described.

    Each year, a formal performance review is conducted and salary increases are granted to reward performance under the Company's "Pay for Performance" program. Increases to salary are influenced by 1) individual performance against goals;
2) an executive's position within his/her established salary range, and
3) budgetary guidelines.

    These salary increase guidelines are set each year, taking into account published salary planning information from compensation consultants, economic data available from the Bureau of Labor Statistics, surveys of selected food retail and supermarket chains with whom we routinely share compensation data, competitive position against the market, and expected Company financial performance.

    To determine increases to the salaries of certain executive officers, the Compensation Committee follows the "Pay for Performance" concept and considers changes in responsibilities and any equitable issues that may exist.

ANNUAL INCENTIVE COMPENSATION

    The Executive Incentive Plan ("EIP") is the Company's annual incentive program for executive officers. The purpose of the plan is to provide a direct financial incentive in the form of an annual cash award to executives who achieve pre-established individual performance goals and/or the Company's financial goals. Goals for Company and business unit performance are set near the beginning of each fiscal year and, with respect to the fiscal year ended February 3, 2001, were measured based on Earnings Before Interest, Taxes, Depreciation, Amortization and LIFO charges ("EBITDA") and same-store sales targets.

    Target incentive awards for executives in Fiscal 2000 ranged from 50% to 125% of base salary and were set at a competitive level as previously discussed and depend on the level of each position based on an evaluation of its responsibilities and accountabilities and its contribution to Company results. In Fiscal 2000, the Company did not achieve any of its predetermined financial goals for incentive purposes and no payments were made pursuant to the EIP. However, after the contract of sale of the Company to Royal Ahold N.V. ("Ahold") was abandoned by Ahold in December of 1999, the Board recognized that in light of the failure of Ahold to purchase the Company, a financial restructuring was necessary. The Board was concerned about losing senior management. In order to retain the key members of management, the Company entered into retention agreements with Mr. Donald and the four named executive officers, as well as certain other key executives. Under the terms of the various retention agreements, the Company paid retention bonuses ranging from 50-100% of base salary for key executives (other than Mr. Donald) if they continued in employment with the Company through January 31, 2001. Mr. Donald received a retention bonus comprised of a payment of $2 million and 98,510 restricted shares of Pathmark common stock.

STOCK OPTION PROGRAM

    Long-term incentives are intended to closely align shareholder and executive interests through the achievement of the Company's strategic business plan. Currently, long-term incentives are granted in the form of stock options under the Equity Plan. Under the plan, the Committee may award stock options, stock appreciation rights, stock awards, restricted stock units, and performance units which have terms not to exceed ten years and are granted at no less than the fair market of Pathmark common stock on the date of the award grant. In the initial grant awarded upon confirmation of the Company's Plan of Reorganization, executive officers received stock option grants based on the general industry competitive market for their respective positions and long term compensation practices for companies emerging from a restructuring.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The fiscal compensation for Mr. Donald is set forth in his employment agreement (the "Donald Agreement"). The compensation elements under the Donald Agreement include base salary and bonus. These compensation elements were extensively negotiated between Mr. Donald and the Board prior to his employment with the Company. The Donald Agreement reflects the Board's judgment as to a competitive total compensation program that would be necessary to retain
Mr. Donald as the Chief Executive Officer of the Company.

BASE SALARY

    The Donald Agreement set Mr. Donald's Fiscal 2000 base salary at a rate of $600,000 per annum.

BONUS

    Mr. Donald received the minimum guaranteed annual bonus of $152,885 under the Donald Agreement with respect to Fiscal 2000 since the Company did not achieve its target under the EIP, in addition to the retention bonus described above.

LONG-TERM INCENTIVES

    The long-term incentives for Mr. Donald are divided into two components: stock options and restricted stock. The restricted stock vests on September 19, 2001. The restricted stock grant is designed to provide Mr. Donald with an incentive to remain employed by the Company and will generally be forfeited if he resigns or is terminated.

    In Fiscal 2000, Mr. Donald received a stock option to purchase 490,000 shares of Pathmark common stock. The stock option was granted at fair market value and consists of nonqualified and incentive stock options. The stock option grant is intended to provide Mr. Donald with an incentive to enhance stockholder equity value and to remain employed by the Company.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

    Section 162(m) of the Internal Revenue Code disallows a deduction for federal income tax purposes by public corporations for compensation paid in excess of $1,000,000 in any year to a "covered employee" except under certain circumstances, including the attainment of objective "performance-based" goals. "Covered employees" are defined as the CEO and the other four most highly compensated executive officers of a company. Prior to the Plan Effective Date, the Company was not a public corporation and not subject to Section 162(m) restrictions. It is the Company's policy going forward to qualify all compensation paid to its top executives, in a manner consistent with the Company's compensation policies, for deductibility under Section 162(m) in order to maximize the Company's income tax deductions. However, this policy does not rule out the possibility that compensation may be approved that may not qualify for the compensation deduction, if in light of all applicable circumstances it would be in the best interests of the Company for such compensation to be paid.

                           THE COMPENSATION COMMITTEE
                              Steven Volla (Chair)
                                 William Begley
                                 Robert Miller

                             PERFORMANCE GRAPH (1)

    The following graph below compares the cumulative total stockholder return on Common Stock (based on its market price) since September 28, 2000, the date Pathmark's common shares began trading on the Nasdaq Stock Market, through February 3, 2001, with the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Retail (Food Chains) Index for the same period. The graph assumes: 1) $100 invested on September 28, 2000, and 2) that all dividends have been reinvested.

    Stock price performance shown on the graph is not necessarily indicative of future price performance and in no way reflects the Company's forecast of future financial performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                       9/28/00  11/1/00  12/1/00  12/29/00  2/2/01
PATHMARK STORES, INC.      100   129.84   132.98    138.21  139.26
S&P GROUP INDEX            100   111.17   123.52    127.94  114.55
S&P 500 INDEX              100    99.58    91.73     92.17   95.45

                                                 9/28/00    11/1/00    12/1/00    12/29/00    2/2/01
                                                 --------   --------   --------   --------   --------
          Pathmark.............................    100       129.84     132.98     138.21     139.26
          S&P 500 Index........................    100        99.58      91.73      92.17      95.45
          S&P Retail (Food Chains) Index.......    100       111.17     123.52     127.94     114.55

------------------------

(1) This performance graph is not deemed filed with the SEC and shall not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, by any general incorporation language in any such filing, except to the extent that the Company specifically incorporates the performance graph by reference in any such filing.

                                   PROPOSAL 2
                 APPROVAL OF 2001 EXECUTIVE INCENTIVE PLAN FOR
                  EXECUTIVE OFFICERS OF PATHMARK STORES, INC.

    At the Annual Meeting, stockholders are being asked to approve the EIP. The EIP was approved by the Board of Directors in March 2001. The Board is seeking stockholder approval of the EIP so that bonuses paid thereunder will be able to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 and, accordingly, to be eligible for deductibility by the Company. In general, Section 162(m) limits a company's deduction for compensation paid to each of certain executive officers to $1 million per year unless the compensation qualifies as "performance-based". Based on performance targets established by the Committee for Fiscal 2001, only Mr. Donald's combined base salary and payment under the EIP could exceed $1 million.

                             DESCRIPTION OF THE EIP

    The following information includes summaries of certain provisions of the EIP. This information does not purport to be complete and is qualified in its entirety by reference to the provisions of the EIP, a copy of which is attached as Appendix B to the Proxy Statement. Copies of the EIP may be obtained by making written request of the Company's Secretary, Marc Strassler, 200 Milik Street, Carteret, NJ 07008.

BONUS AWARDS TO EXECUTIVE OFFICERS

    ELIGIBILITY. Each executive officer of the Company (currently eight individuals) is eligible for a bonus award for each fiscal year in an amount equal to a preestablished percentage, determined in the discretion of the Compensation Committee, of the amount determined by multiplying the executive officer's regular weekly base salary rate (proportionately adjusted for salary changes over the year) by the number of weeks during such year that the executive officer served as an executive officer, up to a maximum bonus of $750,000 ($1.25 million for the Chief Executive Officer and $750,000 for a newly hired executive). An executive officer of the Company is defined as an officer subject to Section 16(a) of the Exchange Act.

    PERFORMANCE CRITERIA. Each executive officer's bonus is based on a performance target established by the Compensation Committee, which shall include one or more of the following components: (i) same-store sales;
(ii) earnings before interest, taxes, depreciation and amortization;
(iii) working capital; (iv) operating profit and (v) return on equity. The bonus may also be based on individual performance criteria.

    The EIP provides that for each fiscal year, the Compensation Committee may provide for objectively determined adjustments to any of the performance components for one or more items of gain, loss, profit or expense
(i) determined to be extraordinary or unusual in nature or infrequent in occurrence; (ii) related to the disposal of assets; (iii) related to a change in accounting principles; (iv) related to discontinued operations not qualifying as a business segment, or (v) attributable to the business operations of any entity or assets acquired by the Company during such fiscal year.

    BONUS AMOUNT. The bonus award for any executive officer is based on the achievement of various levels above the performance target specified by the Compensation Committee, subject to the maximum bonus described above. The Compensation Committee, in its discretion, may reduce the amount payable to any executive officer. Under the EIP, bonus awards are paid in cash after the end of the fiscal year following the Compensation Committee's determination that the performance goals have been attained.

    AMENDMENT. The EIP may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) with respect to bonus awards which the Compensation Committee determines should qualify as performance-based compensation under Section 162(m), no action of the Board may modify the performance targets, target bonus awards, or the percentages to be used to determine such bonus awards after the commencement of the fiscal year with respect to which such bonus awards relate.

    OTHER BONUSES. The Company may adopt other bonus arrangements outside the EIP. Currently, Mr. Donald is entitled to a minimum guaranteed bonus under his employment agreement.

BOARD RECOMMENDATION

    The Board unanimously recommends a vote FOR the approval of the EIP. The Board believes it is in the best interest of the Company to qualify performance-based compensation for deductibility under Section 162(m) of the Code in order to maximize the Company's income tax deductions. The affirmative vote of the holders of a majority of shares present in person or by proxy and entitled to vote at the meeting is necessary to approve the EIP. Unless otherwise instructed, proxies will be voted FOR approval of the EIP.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In October 1996, pursuant to the Donald Agreement, Mr. Donald, Chairman and CEO, was provided by Pathmark with a four-year loan of $4.5 million, evidenced by 16 full recourse promissory notes for $281,250 each bearing interest at the short-term or intermediate-term federal rate in effect as of the date of each note (effective rate of 6%). Under the Donald Agreement, one promissory note was forgiven at the end of each quarter of a year during which Mr. Donald remained employed by Pathmark. The last promissory note was forgiven during the third quarter of Fiscal 2000. The largest amount of Mr. Donald's outstanding indebtedness during Fiscal 2000 was $843,750.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board has appointed the Audit Committee, whose members and functions are described under "Additional Information about the Board of Directors--Committees of the Board" above and whose charter is attached as Appendix A. Upon recommendation of the Audit Committee, the Board has appointed the firm of Deloitte & Touche LLP as the Company's independent accountants for the current year. Deloitte & Touche LLP has served as auditor of the Company since fiscal 1970.

    Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

AUDIT FEES

    In Fiscal 2000, the Company incurred audit fees of $404,900 for audit services performed by its independent accountants.

ALL OTHER FEES

    In Fiscal 2000, the Company incurred $1,016,600 for non-audit services performed by its independent accountants, including $138,600 for tax compliance and consulting work and $878,000 for tax and accounting work related to the Company's restructuring. No fees were incurred for financial information systems design and implementation in Fiscal 2000. The Audit Committee has considered whether the independent auditors provision of other non-audit services to the Company is compatible with the auditor's independence.

                                 ANNUAL REPORT

    A copy of the 2000 Annual Report to Stockholders which includes the financial statements, but excludes Form 10-K exhibits, is being mailed to each stockholder of record as of April 18, 2001, together with the proxy materials.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

    To be considered for inclusion in next year's Proxy Statement, any proposal of an eligible stockholder must be in writing and received by the Secretary of the Company at its principal executive offices located at 200 Milik Street, Carteret, New Jersey 07008 on or before January 4, 2002.

    For any proposal that is not submitted for inclusion in next year's Proxy Statement, but is instead sought to be presented directly at the 2002 annual meeting, under our By-Laws, and as permitted by the rules of the SEC, certain procedures are provided which a stockholder must follow to nominate persons for election as Directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for Director nominees, and/or an item of business to be introduced at an annual meeting of stockholders, must be submitted in writing to the Secretary of the Company at 200 Milik Street, Carteret, New Jersey 07008. A notice of intention to propose an item of business must set forth as to each proposal (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the proposing stockholder's name and address, (iii) the class and number of shares of the Company's stock which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. A notice of intention to nominate a director must include certain information regarding the nominee and contain the nominee's consent to serve if elected. A notice of intention to introduce a nomination or proposed item of business at the Company's 2002 Annual Meeting must be received by the Company:

    - no earlier than 90 but no later than 60 days in advance of the 2002 Annual Meeting, if it is being held within 30 days preceding the anniversary date of this year's meeting (June 14, 2001); or

    - no earlier than 120 but no later than 90 days in advance of the meeting, if it is being held on or after the anniversary date of this year's meeting; or

    - by the tenth day following the date of public disclosure of the date of the meeting in all other cases.

    Even if the Company receives timely notice of a stockholder's intention to propose an item of business at the 2002 Annual Meeting, the proxies solicited by the Board of Directors for such meeting will confer discretionary authority to vote on the proposal, without describing the proposal in the Proxy Statement, if notice of the proposal is received by the Company after March 20, 2002 (assuming the 2002 Annual Meeting is held within thirty days before or after June 14,
2002), or after a reasonable time before the Company mails its proxy materials for such meeting (if the meeting is held outside of this time period).

                                 OTHER BUSINESS

    As of the date of this Proxy Statement, neither the Board nor Management knows of any other matters to be brought before the stockholders at this Annual Meeting. If any other matters properly come before the meeting, action my be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitute with respect to such matters.

                                          By Order of the Board of Directors,
                                          Marc A. Strassler
                                          Senior Vice President
                                          Secretary and General Counsel

May 4, 2001

                                                                      APPENDIX A

                             PATHMARK STORES, INC.
                            AUDIT COMMITTEE CHARTER

POLICY

    - This Audit Committee Charter (the "Charter") has been adopted by the Board of Directors (the "Board") of Pathmark Stores, Inc. (the "Company"). The Audit Committee the Board (the "Committee") shall review and reassess this Charter annually and recommend any proposed changes to the Board for approval.

    - The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company.

ORGANIZATION AND INDEPENDENCE

    - The membership of the Committee shall consist of at least three independent directors, who are each free of any relationship that, in the opinion of the Board, may interfere with such member's individual exercise of independent judgment.

    - Each Committee member shall meet the financial literacy requirements for serving on the Committee which includes the ability to read and understand fundamental financial statements, including balance sheet, income statement, and cash flow statement, or will become able to do so within a reasonable period of time after his or her appointment to the Committee.

    - At least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

    - One member of the Committee shall be appointed as chairperson. The chairperson shall be responsible for leadership of the Committee, presiding over meetings and making regular reports to the Board. The chairperson will also maintain regular contact with the Company's Chief Executive Officer, Chief Financial Officer and Controller and the lead independent and internal audit partners.

    - The Committee shall maintain free and open communication with the independent auditors, the internal auditors and Company management. In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company's accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to all Company books, records, facilities and personnel. The Committee may retain outside counsel, auditors or other advisors.

    - The Committee shall meet at least four times a year, or more frequently as the Committee considers necessary. At least once each year the Committee shall have private meetings with the independent and internal auditors.

RESPONSIBILITIES

    - Oversee the relationship with the independent auditors, including their audit scope and fee.

    - Recommend to the Board the independent auditors to be retained, or if applicable, nominated for shareholder approval, to audit the financial statements of the Company. Such auditors are ultimately accountable to the Board and the Committee, as representatives of the shareholders.

    - Evaluate, together with the Board and management, the performance of the independent auditors and, where appropriate, to replace such auditors.

    - Obtain annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard No. 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any relationships that may impact the objectivety and independence of the auditors and shall take, or recommend that the Board take appropriate actions to oversee and satisfy itself as to the auditors' independence.

    - Discuss with a representative of management and the independent auditors:
      (1) the interim financial information contained in the Company's Quarterly Report on Form 10-Q prior to its filing, (2) the earnings announcement prior to its release, and (3) the results of the review of such information by the independent auditors. These discussions may be held with the Committee as a whole or with the Committee chairperson in person or by telephone.

    - Review the audited financial statements and discuss them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 and consideration of the quality of the Company's accounting principles as applied in its financial reporting, including a review of particularly sensitive accounting estimates, reserves and accruals, judgmental areas, audit adjustments (whether or not recorded), and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders, if distributed prior to the filing of the Form 10-K).

    - Issue annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission, if applicable.

    - Discuss with management, the internal auditors and the independent auditors the quality and adequacy of and compliance with the Company's internal controls.

    - Discuss with management and/or the Company's general counsel any legal matters, including the status of pending litigation, that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

    - Review significant cases of employee conflict of interest, misconduct or fraud, if applicable.

    - Oversee internal audit activities, including discussing with management and the internal auditors the internal audit function's organization, objectivity, responsibilities, plans, results, budget and staffing.

    - Annually review and assess the adequacy of this Charter, amend it as appropriate, and seek and receive Board approval of the proposed changes.

                                                                      APPENDIX B

                       THE 2001 EXECUTIVE INCENTIVE PLAN
                FOR EXECUTIVE OFFICERS OF PATHMARK STORES, INC.

    Pathmark Stores, Inc., a Delaware corporation (the "Company"), hereby adopts The 2001 Executive Incentive Plan for Executive Officers of Pathmark
Stores, Inc. (the "Plan"), effective with respect to bonuses for fiscal years beginning on or after February 4, 2001, subject to approval of the Plan by the stockholders of the Company. The objectives of the Plan are to motivate and reward executives to produce results that increase shareholder value and to encourage individual and team behavior that helps the Company achieve both short and long-term corporate objectives. The Plan is designed to assure that amounts paid to certain Executive Officers of the Company will not fail to be deductible by the Company for Federal Income Tax purposes because of the limitations imposed by Section 162(m) of the Internal Revenue Code ("Section 162(m)").

                                   ARTICLE I
                                  DEFINITIONS

    Section 1.1--BASE COMPENSATION. "Base Compensation" shall mean the Participant's regular weekly base salary rate, excluding moving expenses, bonus pay and other payments which are not considered part of regular weekly salary rate, multiplied by the number of weeks the Participant is eligible, including up to six weeks of Paid Leave of Absence. Any changes in the Participant's regular weekly base salary rate effected during the fiscal year shall be taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

    Section 1.2--COVERED EMPLOYEE. "Covered Employee" shall have the same meaning set forth in Section 162(m).

    Section 1.3--PAID LEAVE OF ABSENCE. "Paid Leave of Absence" shall mean a period of time during which a Participant performs no duties due to an illness, incapacity (including disability), layoff, jury duty, military duty or a leave of absence for which the Participant is so paid or so entitled to payment by the Company, whether direct or indirect, but excluding vacation time.

    Section 1.4--PARTICIPANT. "Participant" shall mean any of the Chief Executive Officer ("CEO") and any other Executive Officer. "Executive Officer" shall mean any officer of the Company subject to Section 16(a) of the Securities Exchange Act of 1934, as amended.

                                   ARTICLE II
                                  BONUS AWARDS

    Section 2.1--ELIGIBILITY. Each Executive Officer is eligible for a bonus award under this Section. For each fiscal year of the Company, the Compensation Committee of the Board (the "Committee") shall establish an objectively determinable performance target under this Section 2.1 which shall include one or more of the following components of overall Company performance: (i) same store sales, (ii) earnings before interest, taxes, depreciation and amortization, (iii) working capital, (iv) operating profit and (v) return on equity, in each case as determined in accordance with the Company's accounting practices in effect on the first day of such fiscal year, and which may also provide for adjustments in accordance with Section 2.2, and one or more components of individual performance. Achievement of specified levels above the performance target will result in an award to the Executive Officer not to exceed a percentage of Base Compensation determined by the Committee, up to a maximum bonus award of $1.25 million for the Chief Executive Officer and $750,000 for other Executive Officers, paid in accordance with Article III. The Committee shall establish such specified levels above the performance target and the bonus award to be paid at each such specified level. Prior to the payment of a bonus award, the Committee shall certify in writing the level of performance attained by the Company during the fiscal year to which such bonus award relates. The Compensation Committee, in its discretion, may reduce the amount payable to any Executive Officer.

    Section 2.2--ADJUSTMENTS TO PERFORMANCE COMPONENTS. For each fiscal year of the Company, the Committee may provide for objectively determinable adjustments to any of the performance components under Section 2.1 or 5.3 for one or more of the items of gain, loss, profit or expense: (i) determined to be extraordinary or unusual in nature or infrequent in occurrence, (ii) related to the disposal of assets, (iii) related to a change in accounting principle, (iv) related to discontinued operations, and (v) attributable to the business operations of any entity or assets acquired by the Company during the fiscal year.

                                  ARTICLE III
                             PAYMENT OF BONUS AWARD

    Section 3.1--FORM OF PAYMENT.  Each bonus award shall be paid in cash.

    Section 3.2--TIMING OF PAYMENT. Unless otherwise directed by the Committee, each bonus award shall be paid as soon as practicable after the end of the fiscal year to which such bonus award relates.

                                   ARTICLE IV
                                 SECTION 162(M)

    Section 4.1--QUALIFIED PERFORMANCE BASED COMPENSATION. The Committee, in its discretion, may determine whether a bonus award should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and may take such actions which it may deem necessary to ensure that such bonus award will so qualify.

    Section 4.2--PERFORMANCE GOALS. With respect to any bonus award which the Committee determines should qualify as performance-based compensation, any of the performance targets described in Section 2.1, if applicable to such bonus award, shall be established in writing before the first day of the fiscal year to which such bonus award relates; provided, however, that, to the extent permitted under Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, such performance targets may be established by the Committee in writing not later than 90 days after the commencement of the period of service to which the performance targets relate, provided that the outcome is substantially uncertain at the time the Committee actually establishes the performance targets; and, provided further, that in no event shall the performance targets be established after 25% of the period of service (as scheduled in good faith at the time the performance targets are established) has elapsed.

                                   ARTICLE V
                           TRANSFERS AND TERMINATIONS

    Section 5.1--TRANSFERS. For a Participant who moves from one Executive Officer position to another during a fiscal year, the bonus award for the fiscal year will be the sum of the pro-rata bonus awards calculated for each position.

    Section 5.2--TERMINATIONS. Except as provided in Section 5.1, or as otherwise provided by the Committee or, if applicable, by the Participant's employment agreement, a Participant who, whether voluntarily or involuntary, is terminated, demoted, transferred or otherwise ceases to be an Executive Officer at any time during a fiscal year shall not be eligible to receive a partial year bonus award, except when the reason for leaving the position is for reasons of health or retirement; provided, however, that with respect to a Participant who leaves for reasons of health or retirement, the Committee may determine that such Participant shall not receive a partial fiscal year bonus award.

    Section 5.3--NEW EXECUTIVE OFFICERS. A Participant who is transferred from a non-Executive Officer position to an Executive Officer position during a fiscal year, or who commences employment with the Company in an Executive Officer position during a fiscal year, shall be eligible for a bonus award for such fiscal year in accordance with Article II, unless the Committee determines, on the basis that the performance targets established under Article II are no longer substantially uncertain or otherwise, that such Participant shall be eligible for a bonus award for such fiscal year under this Section 5.3. In the event a Participant is eligible for a bonus award under this Section 5.3 for such fiscal year, the Committee shall establish an objectively determinable performance target under this Section 5.3 which shall relate to such Participant's period of service as an Executive Officer during such fiscal year, and which shall include one or more of the performance components specified in
Section 2.1, and may also provide for adjustments in accordance with
Section 2.2. Achievement of specified levels above the performance target will result in a bonus award to such Participant not to exceed a percentage of Base Compensation determined by the Committee, up to a maximum bonus award of $1.25 million (in the case of the CEO) or $750,000 (in the case of any Executive Officer other than the CEO), paid in accordance with Article III. The Committee shall establish such specified levels above the performance target and the bonus award to be paid at each such specified level. Prior to the payment of a bonus award, the Committee shall certify in writing the level of performance attained by the Company for the fiscal year to which such bonus award relates. With respect to any bonus award under this Section 5.3 which the Committee determines should qualify as performance-based compensation, any of the performance targets described in this Section 5.3, if applicable to such bonus award, shall be established in writing before the first day of such Participant's employment in an Executive Officer position during the fiscal year to which such bonus relates; provided, however, that, to the extent permitted under
Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, such performance targets may be established in writing by the Committee after the commencement of the period of service to which the performance targets relate, provided that the outcome is substantially uncertain at the time the Committee actually establishes the performance targets; and, provided further, that in no event shall the performance targets be established after 25% of the period of service (as scheduled in good faith at the time the performance targets are established) has been established.

                                   ARTICLE VI
                                 ADMINISTRATION

    Section 6.1--COMPENSATION COMMITTEE.

    (a) The Committee shall consist of at least two persons appointed by and holding office at the pleasure of the Board.

    (b) Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee shall be filled by the Board.

    Section 6.2--DUTIES AND POWERS OF COMMITTEE. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan, except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee. Notwithstanding any other provision in the Plan to the contrary, the Committee shall have the right, in its discretion, to pay to any Participant who is not a Covered Employee an annual bonus for such year in an amount up to the maximum bonus payable under
Section 2.2, based on individual performance or any other criteria that the Company deems appropriate. In addition, the Committee, in its discretion, may reduce the bonus amount payable to any Executive Officer.

    Section 6.3--MAJORITY RULE. The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Committee.

                                  ARTICLE VII
                                OTHER PROVISIONS

    Section 7.1--AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN. This Plan does not constitute a promise to pay and may be wholly or partially amended or otherwise modified, suspended or terminated at any time and from time to time by the Board. However, to the extent required by Section 162(m) with respect to bonus awards which the Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance targets described in Section 2.1, if applicable to such bonus awards, after the commencement of the year with respect to which such bonus awards relate.

    Section 7.2--APPROVAL OF PLAN BY STOCKHOLDERS. This plan shall be submitted for the approval of the Company's stockholders at the Annual Meeting of Stockholders to be held in 2001.

PROXY

                              PATHMARK STORES, INC.
                                200 Milik Street
                           Carteret, New Jersey 07008

             Proxy for Annual Meeting of Stockholders, June 14, 2001
  (The Solicitation of This Proxy is Made on Behalf of the Board of Directors)

      The undersigned hereby appoints James Donald, Frank Vitrano and Marc Strassler, or a majority of them, with full power of substitution and revocation, as proxies to represent the undersigned at the Annual Meeting of Stockholders of Pathmark Stores, Inc. to be held at 200 Milik Street, Carteret, New Jersey, Thursday, June 14, 2001 at 3:00 P.M. local time, and at any adjournment thereof, and to vote all the shares of stock the undersigned would be entitled to vote if personally present.

Change of Address

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------------------------------

------------------------------

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

                   THIS PROXY IS CONTINUED ON THE REVERSE SIDE

                                     Page 1


                   PLEASE DATE, SIGN AND MAIL THIS PROXY TODAY
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                              FOLD AND DETACH HERE

The shares represented by this proxy will be voted           Please mark     |X|
as directed by the shareholder. If no direction is           your votes as
made, this proxy will be voted for proposals 1 and 2.        indicated in
                                                             this example


1.    Election of Directors

      FOR                           WITHHELD
                                    FOR ALL
      |_|                             |_|

Messrs. William J. Begley, James L. Donald, Daniel H. Fitzgerald, Eugene M. Freedman, Robert G. Miller, Frank G. Vitrano and Steven L. Volla

     WITHHELD FOR: (Write that nominee's name in the space provided below)

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2.    Approval of the Executive Incentive Plan

      FOR           AGAINST         ABSTAIN

      |_|             |_|             |_|



3. In their discretion, the Proxyholders are authorized to vote upon such other mattersthat may properly come before the Meeting or any adjournments thereof.

                                    If you plan to attend the Annual Meeting, please mark the box. / /


Signature ____________________  Signature___________________ Date_______________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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                             FOLD AND DETACH HERE

Dear Stockholder:

On behalf of the Board of Directors of Pathmark Stores, Inc., thank you for your continued interest and support.

We realize that many of you may be unable to attend our Annual Meeting of Stockholders in June. Because your vote is important, we encourage you to promptly complete and return your proxy.

Regards,

James L. Donald, Chairman